Exhibit 99.5

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

February 14, 2023

Falcon’s Beyond Global, Inc.

In connection with the filing by Falcon’s Beyond Global, Inc. (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Sandy Beall
Sandy Beall